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                                                                    Exhibit 11.1


                              INFOSEEK CORPORATION
                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                                   (UNAUDITED)
                    (In thousands, except per share amounts)

                                                 Three Months Ended          Six Months Ended
                                                      June 30,                   June 30,
                                                --------------------        -------------------
                                                 1997          1996          1997        1996
                                                 ----          ----          ----        ----
Net Loss                                        $(11,934)    $(4,723)       $(16,040)   $(8,290)

Weighted average common shares
outstanding during the period                    26,424        5,261          26,264      4,496

Shares related to SAB No. 55, 64
and 83                                               ---         ---             ---      6,802

Conversion of preferred stock not
included in shares related to SAB
No. 55, 64, and 83                                  ---        3,904             ---      6,242
                                                -------      -------        --------    -------

Total shares used in net loss per share          26,424        9,165          26,264     17,540

Net loss per share (Pro forma in 1996)          $ (0.45)     $ (0.52)        $ (0.61)   $ (0.47)
                                                ========     ========        ========   ========
